News Release
American National Insurance Company, Galveston, Texas
Contact: Steve Pavlicek (409) 766-6447

For Immediate Release

AMERICAN NATIONAL ANNOUNCES SEC REGISTRATION

Galveston, Texas – July 21, 2009 – American National Insurance Company announced that it has completed its registration under the Securities and Exchange Act of 1934 (the “Act”).  American National Insurance Company is a 104 year old life insurance company headquartered in Galveston, Texas.  Although the company has historically been exempt from SEC registration under Section 12(g)(2)(G) of the Act, registration was required as a result of the conversion of the NASDAQ Stock Market to a national securities exchange in 2006.  Companies such as American National that were previously exempt from registration under the Act were provided a three year period during which to accomplish their registration.

American National’s registration was completed with the effectiveness of its Form 10-12B registration statement today.  The final effective version of the registration statement can be found in the SEC’s EDGAR system as the second amended version of the 10-12B dated 2009-07-01.  American National will continue to be listed on the NASDAQ Global Select Market under the symbol “ANAT”.

American National previously followed all applicable governance requirements of the NASDAQ stock exchange as well as many of the best practices of other registered companies.  Thus, SEC registration is not expected to significantly impact the basic operations of the company.  However, we do expect the required SEC quarterly and annual reporting to be positive for our investors and policyholders, providing a more extensive view of the company.  American National is proud of its history, its reputation and its business profile and looks forward to sharing this expanded information with the public on a regular basis.

American National has over $18.5 billion in assets and is rated A (Excellent) by A.M. Best Company, and AA- (Very Strong) by Standard & Poor’s. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension plan services and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures.  American National’s major insurance subsidiaries include American National Life Insurance Company of Texas, Standard Life and Accident Insurance Company, Garden State Life Insurance Company, American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

For more information, including company news and investor relations information, visit the company’s web site at www.anico.com.

The statements contained in this release that are not historical statements, including statements regarding future performance, plans and projections, are forward-looking statements based on management’s current expectations.  These statements involve certain risks and uncertainties detailed in the Company’s financial statements.  Actual results may differ materially from these statements due to changes in business, regulatory, competitive, market, economic, and political factors that are beyond our control.  We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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